Exhibit 99

                              FOR IMMEDIATE RELEASE
                              ---------------------

                       ALL AMERICAN SEMICONDUCTOR RECEIVES
                           INCREASE IN CREDIT FACILITY

                      Amendment Boosts Existing Line by 30%

Miami, FL - June 11, 2004 -- All American Semiconductor, Inc. (The Nasdaq Stock Market:SEMI), a leading distributor of electronic components, today announced that it has amended its revolving line of credit facility with a consortium of banks led by Harris Trust and Savings Bank, a subsidiary of the Bank of Montreal. The amendment provides, among other things, for an increase in the line of credit facility from $65 million to $85 million. The Company will utilize the credit facility to finance its continued growth as well as to repay certain subordinated debentures that mature June 13, 2004 in the approximate outstanding principal amount of $5,150,000.

Howard L. Flanders, Executive Vice President and Chief Financial Officer of All American, commented, "We are very pleased with this vote of confidence from our bank group. While we continue to explore additional sources of capital to support our anticipated growth, we believe that this increase in bank debt is a cost-effective source of funds. The increased facility provides All American with greater flexibility to address our working capital needs as we pursue our initiatives for continued growth and further improved profitability. With the mounting signs of health in the overall economy and the recovery that appears to be ongoing in our industry, we remain optimistic about the opportunities for continued growth for All American."

All American is recognized as the nation's 4th largest distributor of semiconductors and the 9th largest electronic components distributor overall. The Company has offices in 36 strategic locations throughout North America, as well as operations in both Asia and Europe.

To the extent that this press release discusses future performance, expectations, beliefs or intentions about our bookings, sales, markets, growth, profitability or otherwise makes statements about mounting signs of health with respect to economic, industry or market conditions and business activity and/or industry recovery, the statements are forward-looking and are subject to a number of risks and uncertainties that could cause actual results, performance or achievements to differ materially from the statements made. Factors that could adversely affect the Company's future results, performance or achievements include, without limitation: the strength of industry and market conditions and business activity being less than we believe or failing to continue and/or further improve; the health of the overall economy; the recovery of the industry; insufficient funds from operations, from the Company's credit facility and from other sources (debt and/or equity) to support the Company's operations, including being able to obtain additional debt and/or equity on terms satisfactory to the Company; an increase in interest rates; and the other risks and factors including those detailed in the Company's reports on Forms 10-K and Forms 10-Q and other press releases. The Company undertakes no obligation to update publicly or revise any forward-looking statements, business risks and/or uncertainties.

CONTACT:
Bruce M. Goldberg, CEO
Howard L. Flanders, CFO
(305) 621-8282 x1417